Exhibit 99.1

Nucor Reports Results for Second Quarter and First Half of 2018

CHARLOTTE, N.C., July 19, 2018 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) today announced second quarter of 2018 consolidated net earnings of $683.2 million, or $2.13 per diluted share, which are the highest second quarter earnings in the Company's history. By comparison, Nucor reported consolidated net earnings of $354.2 million, or $1.10 per diluted share, for the first quarter of 2018 and $323.0 million, or $1.00 per diluted share, for the second quarter of 2017.

In the first half of 2018, Nucor reported consolidated net earnings of $1.04 billion, or $3.23 per diluted share, compared with consolidated net earnings of $679.9 million, or $2.11 per diluted share, in the first half of last year.

"We are pleased to report record second quarter earnings that reflect our success over the last several years positioning Nucor to take advantage of an upturn in the steel market," said John Ferriola, Nucor's Chairman, Chief Executive Officer and President. "We have increased our workforce by 18% and invested $8 billion since the last cyclical peak in 2008. Now, against the backdrop of a strong market and economy, we are capitalizing on those investments to move up the value chain and profitably grow our company. Our financial performance over the last six quarters demonstrates our continued operational excellence and the success of our long-term strategy to pursue our Five Drivers to Profitable Growth. The Nucor team is committed to extending our long track record of superior performance and stockholder value creation in the second half of 2018 and beyond."

Selected Segment Data
In the first quarter of 2018, the Company began reporting its tubular products and piling businesses as part of the steel products segment. These businesses were previously included in the steel mills segment. All prior period segment data presented in this news release has been recast to reflect this change. Earnings (loss) before income taxes and noncontrolling interests by segment were as follows for the second quarter and first six months of 2018 and 2017 (in thousands, unaudited):

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Steel mills	$ 961,784	$ 579,520	$ 1,522,287	$ 1,223,703
Steel products	155,766	83,636	241,580	150,555
Raw materials	134,995	66,227	209,542	92,618
Corporate/eliminations	(338,844)	(221,247)	(543,796)	(409,765)
	$ 913,701	$ 508,136	$ 1,429,613	$ 1,057,111

Financial Review
Included in the second quarter of 2018 results was a benefit of $23.3 million, or $0.06 per diluted share, related to insurance recoveries. Included in the first quarter of 2018 results was an expense of $21.8 million, or $0.07 per diluted share, related to the write off of deferred tax assets due to the change in the tax status of a subsidiary.

Nucor's consolidated net sales increased 16% to $6.50 billion in the second quarter of 2018 compared with $5.57 billion in the first quarter of 2018 and increased 25% compared with $5.17 billion in the second quarter of 2017. Average sales price per ton in the second quarter of 2018 increased 12% compared with the first quarter of 2018 and increased 17% compared with the second quarter of 2017. Total tons shipped to outside customers were 7,197,000 tons in the second quarter of 2018, a 3% increase from the first quarter of 2018 and a 7% increase from the second quarter of 2017. Total steel mill shipments in the second quarter of 2018 increased 3% from the first quarter of 2018 and increased 6% from the second quarter of 2017. Downstream steel products shipments to outside customers in the second quarter of 2018 increased 11% from the first quarter of 2018 and increased 17% from the second quarter of 2017.

In the first half of 2018, Nucor's consolidated net sales increased 20% to $12.03 billion, compared with $9.99 billion in last year's first half. Total tons shipped to outside customers in the first half of 2018 were 14,164,000, an increase of 6% from the first half of 2017, while average sales price per ton increased 13%.

The average scrap and scrap substitute cost per ton used during the second quarter of 2018 was $373, an 11% increase compared to $337 in the first quarter of 2018 and an increase of 19% compared to $313 in the second quarter of 2017. The average scrap and scrap substitute cost per ton used in the first half of 2018 was $355, an increase of 19% from $298 in the first half of 2017.

Overall operating rates at our steel mills increased to 95% in the second quarter of 2018 as compared to 92% in the first quarter of 2018 and 89% in the second quarter of 2017. Operating rates for the first half of 2018 increased to 93% as compared with 89% for the first half of 2017.

Total steel mill energy costs in the second quarter of 2018 decreased approximately $2 per ton compared to the first quarter of 2018 and decreased approximately $1 per ton compared to the second quarter of 2017 primarily due to lower natural gas unit costs and higher productivity resulting from increased steel production. Total steel mill energy costs for the first half of 2018 were consistent with the first half of 2017.

Our liquidity position remains strong with $1.5 billion in cash and cash equivalents as of June 30, 2018. In April 2018, we amended and extended our untapped $1.5 billion revolving credit facility to mature in April 2023. Additionally in April 2018, we issued $500.0 million of 3.950% notes due 2028 and $500.0 million of 4.400% notes due 2048. Proceeds from these issuances were used during the quarter to repay $500.0 million of 5.850% notes that were due June 1, 2018.

Recent Developments
In May 2018, Nucor announced plans to build a galvanizing line at the Company's sheet mill in Arkansas to support Nucor's growth into a wider and more diverse set of strategic end-market applications. The new galvanizing line is a $240 million investment with an annual capacity of approximately 500,000 tons. It is expected to be operational in the first half of 2021.

In June 2018, Nucor's board of directors declared a cash dividend of $0.38 per share payable on August 10, 2018 to stockholders of record on June 29, 2018. This dividend is Nucor's 181st consecutive quarterly cash dividend, a record we expect to continue.

Second Quarter of 2018 Analysis
As expected, earnings in the second quarter of 2018 improved significantly compared to the first quarter of 2018. The primary driver of the improved performance was our steel mills segment, which experienced higher average selling prices and increased profitability across all steel mill product groups, with the strongest profitability increase at our sheet mills. Our steel products and raw materials segments also experienced increased profitability in the second quarter of 2018 compared to the first quarter of 2018. These improved earnings are the result of much stronger market conditions that we believe have been positively impacted by deregulation, tax reform and higher, stable oil prices.

Third Quarter of 2018 Outlook
Earnings in the third quarter of 2018 are expected to further improve compared to the second quarter of 2018. The performance of the steel mills segment is expected to remain strong in the third quarter of 2018 as compared to the second quarter of 2018, with margin expansion expected primarily at our sheet and plate mills. Based on the current steel market fundamentals and communications with our customers, we believe there is sustainable strength in steel end-use markets. We expect third quarter of 2018 performance of our steel products segment to be similar to the second quarter of 2018. The performance of our raw materials segment is expected to decrease in the third quarter of 2018 as compared to the second quarter of 2018 due to margin compression.

About Nucor
Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Forward-Looking Statements
Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including competition from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (4) market demand for steel products; and (5) energy costs and availability. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's fiscal 2017 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

Broadcast of Conference Call
You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's second quarter results on July 19, 2018 at 2:00 p.m. Eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(In thousands)

	Three Months (13 Weeks) Ended			Six Months (26 Weeks) Ended
	June 30, 2018	July 1, 2017	Percentage Change	June 30, 2018	July 1, 2017	Percentage Change
Steel mills total shipments:
Sheet	2,784	2,719	2%	5,482	5,424	1%
Bars	2,374	2,001	19%	4,616	3,958	17%
Structural	626	547	14%	1,227	1,119	10%
Plate	560	614	-9%	1,156	1,191	-3%
Other	96	198	-52%	227	272	-17%
	6,440	6,079	6%	12,708	11,964	6%

Sales tons to outside customers:
Steel mills	5,078	4,950	3%	10,094	9,810	3%
Joist	114	104	10%	219	205	7%
Deck	116	104	12%	222	210	6%
Cold finished	149	120	24%	296	242	22%
Fabricated concrete
reinforcing steel	337	291	16%	627	538	17%
Piling	160	145	10%	286	264	8%
Tubular products	286	227	26%	570	450	27%
Other	957	807	19%	1,850	1,613	15%
	7,197	6,748	7%	14,164	13,332	6%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended

	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017

Net sales	$ 6,460,774	$ 5,174,769	$ 12,029,193	$ 9,989,948

Costs, expenses and other:
Cost of products sold	5,294,184	4,465,144	10,136,197	8,520,073
Marketing, administrative and other expenses	234,381	170,211	417,341	346,637
Equity in earnings of unconsolidated affiliates	(10,943)	(13,302)	(20,523)	(22,058)
Interest expense, net	29,451	44,580	66,565	88,185
	5,547,073	4,666,633	10,599,580	8,932,837
Earnings before income taxes and
noncontrolling interests	913,701	508,136	1,429,613	1,057,111
Provision for income taxes	200,086	166,412	335,886	337,739
Net earnings	713,615	341,724	1,093,727	719,372
Earnings attributable to
noncontrolling interests	30,462	18,676	56,395	39,425
Net earnings attributable to
Nucor stockholders	$ 683,153	$ 323,048	$ 1,037,332	$ 679,947

Net earnings per share:
Basic	$2.14	$1.00	$3.24	$2.12
Diluted	$2.13	$1.00	$3.23	$2.11

Average shares outstanding:
Basic	318,467	320,439	318,941	320,332
Diluted	319,391	321,226	319,930	321,186

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30, 2018	Dec. 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$ 1,486,453	$ 949,104
Short-term investments	-	50,000
Accounts receivable, net	2,637,744	2,028,545
Inventories, net	4,133,472	3,461,686
Other current assets	143,566	335,085

Total current assets	8,401,235	6,824,420

Property, plant and equipment, net	5,122,381	5,093,147

Goodwill	2,185,809	2,196,058

Other intangible assets, net	867,905	914,646

Other assets	874,362	812,987

Total assets	$ 17,451,692	$ 15,841,258

LIABILITIES
Current liabilities:
Short-term debt	$ 59,168	$ 52,833
Long-term debt due within one year	-	500,000
Accounts payable	1,558,020	1,181,346
Salaries, wages and related accruals	507,608	516,660
Accrued expenses and other current liabilities	625,533	573,925

Total current liabilities	2,750,329	2,824,764

Long-term debt due after one year	4,232,244	3,242,242

Deferred credits and other liabilities	733,695	689,464

Total liabilities	7,716,268	6,756,470

EQUITY
Nucor stockholders' equity:
Common stock	152,061	151,960
Additional paid-in capital	2,051,382	2,021,339
Retained earnings	9,257,823	8,463,709
Accumulated other comprehensive loss,
net of income taxes	(296,032)	(254,681)
Treasury stock	(1,791,827)	(1,643,291)
Total Nucor stockholders' equity	9,373,407	8,739,036

Noncontrolling interests	362,017	345,752

Total equity	9,735,424	9,084,788

Total liabilities and equity	$ 17,451,692	$ 15,841,258

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Six Months (26 Weeks) Ended

	June 30, 2018	July 1, 2017

Operating activities:
Net earnings	$ 1,093,727	$ 719,372
Adjustments:
Depreciation	316,402	318,278
Amortization	44,573	45,443
Stock-based compensation	51,905	41,159
Deferred income taxes	48,181	(4,173)
Distributions from affiliates	27,453	46,877
Equity in earnings of unconsolidated affiliates	(20,523)	(22,058)
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	(602,414)	(396,452)
Inventories	(676,266)	(781,581)
Accounts payable	367,950	371,158
Federal income taxes	208,996	(14,114)
Salaries, wages and related accruals	1,631	(1,897)
Other operating activities	8,977	28,849

Cash provided by operating activities	870,592	350,861

Investing activities:
Capital expenditures	(361,486)	(189,235)
Investment in and advances to affiliates	(73,427)	(19,000)
Disposition of plant and equipment	17,297	12,509
Acquisitions (net of cash acquired)	-	(478,410)
Purchases of investments	-	(50,000)
Proceeds from the sale of investments	50,000	150,000
Other investing activities	1,378	(990)

Cash used in investing activities	(366,238)	(575,126)

Financing activities:
Net change in short-term debt	6,334	21,235
Proceeds from long-term debt, net of discount	995,710	-
Repayments of long-term debt	(500,000)	-
Bond issuance related costs	(7,625)	-
Issuance of common stock	12,280	3,535
Payment of tax withholdings on certain stock-based compensation	(19,508)	(13,185)
Distributions to noncontrolling interests	(40,130)	(79,420)
Cash dividends	(243,649)	(242,704)
Acquisition of treasury stock	(170,315)	-
Other financing activities	(3,879)	(1,101)

Cash provided by (used in) financing activities	29,218	(311,640)

Effect of exchange rate changes on cash	3,777	1,297

Increase (decrease) in cash and cash equivalents	537,349	(534,608)

Cash and cash equivalents - beginning of year	949,104	2,045,961

Cash and cash equivalents - end of six months	$ 1,486,453	$ 1,511,353

Non-cash investing activity:
Change in accrued plant and equipment purchases and assets recorded under capital lease arrangements
	$ 1,776	$ (12,927)

CONTACT: For Investor/Analyst Inquiries: Gregg Lucas, 704-972-1841, For Media Inquiries: Katherine Miller, 704-353-9015